Exhibit 99.1

RITHM CAPITAL CORP. COMPLETES ACQUISITION OF COMPUTERSHARE MORTGAGE SERVICES INC., EXPANDING NEWREZ LLC’S SERVICING PORTFOLIO AND SUBSERVICING PLATFORM

5/1/2024

NEW YORK--(BUSINESS WIRE)-- Rithm Capital Corp. (NYSE: RITM; “Rithm Capital”) today completed its previously announced acquisition of Computershare Mortgage Services Inc. and certain affiliated companies, including Specialized Loan Servicing LLC (“SLS”). Immediately following the closing of the acquisition, SLS merged into Newrez LLC (“Newrez”).

Transaction highlights:

-	Adds ~$149b in unpaid principal balance of servicing UPB, of which $104b third-party and other servicing to Newrez portfolio
-	Adds new third-party clients and increases existing client wallet share, significantly expanding Newrez’s subservicing and special servicing businesses
-	Adds co-issue MSR acquisition capabilities to Newrez originations platform
-	Provides Newrez added operating leverage through additional scale

“This milestone marks another chapter in our history of strategic acquisitions to build a leading mortgage banking franchise – a core strategy of Rithm’s growth as we scale and diversify as an alternative asset manager,” said Michael Nierenberg, Chairman, Chief Executive Officer and President of Rithm Capital.

“SLS will further expand our robust subservicing business and brings with it a great reputation in the market – the team and Newrez share a commitment to delivering a best-in-class experience to both clients and homeowners,” said Baron Silverstein, President of Newrez. “The power of the combined platform will strengthen Newrez’s positioning in the market.”

For more information visit https://www.rithmcap.com/.

About Rithm Capital

Rithm Capital (NYSE: RITM) is a global asset manager focused on real estate, credit and financial services. Rithm makes direct investments and operates several wholly-owned operating businesses. Rithm’s businesses include Sculptor Capital Management, Inc., an alternative asset manager, as well as Newrez LLC, and Genesis Capital LLC, leading mortgage origination and servicing platforms. Rithm seeks to generate attractive risk-adjusted returns across market cycles and interest rate environments. Since inception in 2013, Rithm has delivered approximately $5.3 billion in dividends to shareholders. Rithm is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes and is headquartered in New York City.

About Newrez

Newrez is a leading mortgage lender and servicer dedicated providing a customer-first experience and helping homeowners make smart moves throughout their homeownership journey. Newrez offers industry-leading servicing capabilities for owned MSRs and for third-party clients, as well as a robust origination model with presence in the retail, wholesale, correspondent, and consumer direct verticals. Newrez’s mission is to champion homeownership – the company helps clients achieve their homeownership goals through a wide array of products and services. Newrez was established in 2008 and is headquartered in Fort Washington, PA.